                                                                    EXHIBIT 99.2


                   Earnings Conference Call February 15, 2005

Ken Hunt:
Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening. We have continuing good news to discuss with you today!

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. I'm speaking to you from San Francisco, California, Cliff Bown, VASCO's CFO, is at Company Headquarters In Chicago, Illinois, and Jan Valcke, VASCO's President and Chief Operating Officer, is joining us from Brussels, Belgium.

Before we begin the conference call, I need to brief all of you on "Forward Looking Statements."

FORWARD LOOKING STATEMENTS
STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "PLANS," "EXPECTS," AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

GENERAL COMMENTS - KEN HUNT
Today, we are going to review the results for 4th quarter and full-year 2004, and give you some expectations for 1st quarter, 2005. We will also update the Company's guidance, originally provided in our December 16th, 2004 conference call to reflect the recently announced acquisition of AOS-Hagenuk. Additionally, we will comment on our recently announced OEM agreement with VeriSign.

AOS-Hagenuk represents the type of acquisition that I have described as making sense to VASCO. This acquisition is one that is complimentary in product lines, adds valuable engineering, sales & marketing talent, adds important new customers, and offers growth that parallels VASCO's rapid growth. The OEM Agreement with VeriSign offers us the possibility of spreading the name of VASCO and its Digipass products throughout the world. In almost every presentation that I make, someone will ask me, "Ken, what wakes you up at night?" I always respond that it's the thought that RSA will be completing a transaction somewhere in the world in which VASCO is never considered. Most painful to me is that this has happened most frequently in my home country, the United States. I believe that the agreement with VeriSign will remedy that. Our visibility as a trusted provider of strong authentication solutions will grow rapidly. Through our agreement with VeriSign, we will sell our products to organizations that may have never considered VASCO. This agreement will also assist us in building the strong brand that we need here in the United States for our own direct, and indirect channel sales.

I will ask Jan and Cliff to comment further on these two transactions later. As CEO, I am particularly pleased that we have been able to continue to focus on our core business, delivering a solid performance in the 4th Quarter, while completing the important AOS-Hagenuk acquisition and the very promising VeriSign OEM Agreement.

The 4th Quarter capped a solid performance for full-year 2004. Revenues for the 4th Quarter were $9.3 million, a 50% increase over the comparable 4th Quarter of 2003. Revenues for full-year 2004 were $29.9 million, a 31% increase over 2003.

New accounts continued to grow during the 4th quarter. During the quarter we sold an additional 196 new accounts, including 22 new banks, and 174 new Corporate Network Access customers. Almost all of these Corporate Network Access new accounts and many of the new bank customers were generated through our distributor and reseller partners. For 2004, we produced 543 new accounts, including 70 banks and 473 corporate customers.

We now have over 350 banks as customers, plus over 1,500 network access accounts including corporations, federal, state and local governments located in over 80 countries around the world.

The distributor/reseller channel is a continued focus for our business development staff. Program-to-date we have signed 40 distributors who, in turn, service a network of approximately 1500 resellers.

VASCO'S SUSTAINABLE, REPEATABLE SALES MODEL:
As many of you have heard me chant, we have a sustainable, repeatable sales model. Our bank customers launch multi-year projects that are supported by our strong authentication products. These projects are directed towards large corporate and consumer customers, and are rolled out over 2-4 years. Many of our bank customers secure their orders with firm 12-month PO's giving us great visibility for our future revenue flow.

HIGH VOLUME, HIGH QUALITY, LOW COST PRODUCER:
Many of you have also heard me chant that our strategy is to be the High-Volume, High-Quality, Low-Cost Producer. That strategy serves us well in the very large deployments on which we focus.

Our strong business continues, with over 1 million Digipass units sold and shipped during 4th Quarter, 2004. This number actually exceeds that of RSA for the quarter. In total, approximately 13.5 million Digipass units have been sold and shipped through the end of 4th quarter 2004. We expect that our unit sales will continue to accelerate as we develop new markets and identify new audiences for the Company's products.

As of January 1st of this year, a new standard for smart cards was officially launched in Europe. Asia and South America will follow starting January 1st, 2006. This new standard is known as EMV, which stands for Europay, MasterCard, Visa. VASCO has been investing in this new smartcard standard for almost three years. VASCO's partner, MasterCard expects this new standard to dramatically decrease "card not present" Internet fraud. VASCO, with its unconnected smartcard reader is planning to be a major supplier to the hundreds of millions of potential users, supplied through its traditional banking partners. The acquisition of AOS-Hagenuk is consistent with our on-going investment in this opportunity.

INTRODUCE JAN VALCKE:
At this time I would like to introduce Jan Valcke, VASCO's President and Chief Operating Officer. Jan, congratulations to you and your team on another great Quarter.

COMMENTS BY JAN
Thank you, Ken
At the beginning of 2005, we can safely state that our company is in good shape. We believe that our focus is working, we succeed in growing strongly whilst staying profitable.

At the end of 2004, we announced that we would accelerate our growth plans. And I can announce to you that we are on the right track.

With regards to the people, we wanted to grow our staff to 120 persons. At this moment, and including the AOS-Hagenuk acquisition, VASCO has over 110 employees, including a high number of extremely competent R&D professionals.

With regards to the products, VASCO is quickly growing its product offerings for the financial sector. VASCO will strengthen its position in this sector, by developing new and adapted Digipass tokens and smart card readers. The acquisition of AOS-Hagenuk will prove to be crucial to reach this goal. I will tell you more about this acquisition in a couple of minutes. VASCO is also investigating how to strengthen its product offerings for other markets. Here, as for the financial sector, the "make or buy" strategy is operational.

We see that VASCO's products are gaining momentum in its existing markets. In Q4 2004, VASCO signed up a new bank every three working days. In the Corporate Network Access market, VASCO won an average of 3 new customers a day in Q4. The growth plan is successful. In 2005, VASCO expects that the b-to-c e-commerce market, including EMV, will start to contribute to its revenue.

I already mentioned our "make or buy" strategy. This means that VASCO will decide whether to develop a new product or technology or to buy a technology or a company. The acquisition of AOS-Hagenuk was financed with VASCO's own money.

The acquisition of AOS-Hagenuk was the first step in VASCO's "Make or Buy" strategy. AOS-Hagenuk is a debt-free, secure smart card reader vendor with a strong market position in The Netherlands. Customers include Fortis and ABN-Amro in The Netherlands and First Data Corp. in the USA. One of AOS-Hagenuk's greatest assets is their team of experienced smart card developers. The joint forces of VASCO's Digipass 800/Digipass 850 developers and Hagenuk's R&D team create a smart card reader powerhouse, ready to take advantage of any upcoming secure smart card reader projects, including EMV-CAP and emerging e-government projects. Not only will VASCO be able to grasp more opportunities, it will also be able to speed up the development of existing projects.

EMV, as Ken mentioned earlier, stands for Europay-Mastercard-VISA, and is the new protocol of smart credit cards, which are now being distributed to end users, first in Europe and later worldwide. VASCO's Digipass 800 is EMV approved, as is AOS-Hagenuk's PocketID product. In addition to PocketID, AOS has FinSafe, a connected secure card reader for PKI, and PINpad, a secure Point of Sales (POS) Terminal, in its product offerings. We believe that VASCO's new secure smart card reader product line is probably the most complete offering in the sector, thus reinforcing VASCO's product offerings for its core market, the financial world. In addition to the financial world, VASCO's reader family is also perfectly suited for the e-commerce and e-government markets. In the short term, this product line will be aimed at the banking market. In the longer term, we think that our readers will find their way to the network security market.

VASCO will centralize all its smart card reader R&D in AOS-Hagenuk's offices in 's Hertogenbosch (The Netherlands). AOS-Hagenuk has 19 employees. VASCO has taken over all of AOS-Hagenuk's staff.

I repeat, AOS-Hagenuk is a debt-free company. The company was profitable in 2004, with a net result of Euro 104,000. Due to its size, the company was in need of a strong, worldwide partner. VASCO has proven to be the right partner.

With the acquisition of AOS-Hagenuk, VASCO has started a new chapter of its success story. Our strategy is working. The dedication of VASCO's people and the quality of VASCO's products will make this company even more successful.

The VeriSign OEM deal is the next, and most recent, proof that our business plan is successful. VeriSign has selected VASCO's Digipass GO 3 to be part of the VeriSign Unified Authentication Solution. The VeriSign-branded GO3 will support the OATH algorithm, the algorithm for Open Authentication. Through this partnership, VASCO will be able to expand in previously unexplored markets. VASCO believes that this deal will contribute substantially to its breakthrough in countries like the USA and Japan. VeriSign will market and distribute Digipass GO3 through its extensive network of resellers and distributors. We believe that the combination of VASCO's leadership in the financial sector and VeriSign's powerful sales force will result into a successful authentication solution, with substantial revenue for both companies.

Thank you.

KEN HUNT INTRODUCE CLIFF BOWN:
At this time I would like to turn the call over to Cliff Bown, our Chief Financial Officer.

CLIFF:
Thank you Ken.

As many of you may have seen in our press release, revenues from continuing operations were $9.3 million for the quarter and $29.9 million for the year ended December 31, 2004. Revenues for the quarter were $3.1 million or 50% higher than the fourth quarter of 2003 and, for the full year, revenues were $7.0 million or 31% higher than full-year 2003.

Throughout 2004, our quarter-over-quarter comparisons to 2003 have grown stronger with Q1 2004 being 18% better than Q1 2003, Q2 2004 being 21% better than 2003, Q3 2004 being 32% better than Q3 2003, and finally, as I mentioned Q4 2004 being 50% better than Q4, 2003.

In addition to the quarter-over-quarter and year-over-year improvement in revenues, the revenues for the fourth quarter of 2004 also reflected the fourth consecutive increase in quarterly revenues, with the fourth quarter 2004 revenue exceeding the third quarter 2004 revenue by 26%.

Compared to 2003, the increase in revenue for the fourth quarter reflected significant increases from both the Banking and the Corporate Network Access markets. Revenues in the fourth quarter of 2004 from the Banking segment increased 57% over the fourth quarter of 2003 and revenues from the Corporate Network Access market segment increased 26%.

On a sequential basis, revenues in the fourth quarter from the Banking market and Corporate Network Access markets increased 24% and 32%, respectively, over the third quarter of 2004. As noted in previous calls, the third quarter of the years is generally weaker than other quarters due to the seasonal factors.

For the full-year 2004 compared to 2003, revenues from the Banking market increased 35% and revenues from the Corporate Network Access market increased 15%.

The distribution of our revenue in the fourth quarter of 2004 between our two primary markets, Banking and Corporate Network Access, was approximately 82% from the Banking segment and 18% from the Corporate Network Access segment. In the fourth quarter of 2003, approximately 78% came from the Banking and 22% came from Corporate Network Access. For the full year, the split in 2004 was approximately 80% Banking and 20% Corporate Network Access versus 78% Banking and 22% Corporate Network Access in 2003.

The geographic distribution of our revenue in the fourth quarter of 2004 was approximately 89% from Europe, 7% from the U.S. and the remaining 4% from other countries, with notable contributions from South America in 2004. For the fourth quarter of 2003, 83% of the revenue was from Europe, 7% was from the U.S. and 10% was from other countries.

For the full year, revenue from Europe have declined from 84% of total revenue in 2003 to 81% total revenue in 2004 while revenue from the U.S. has increased from 7% in 2003 to 10% in 2004. Revenues from other countries remained constant at 9% in both years. For reporting purposes, we include sales made by the U.S. sales force to customers in Canada as part of the U.S. sales numbers.

Gross profit as a percentage of revenue for the fourth quarter and full-year 2004 was approximately 65% and 69%, respectively, and compares to 63% and 61% for fourth quarter and full-year 2003, respectively. The improvement in gross profit as a percentage of revenue in 2004 compared to 2003 was primarily related to three factors; the change in mix of sales within our Banking segment, the lower average cost of product produced, and the stronger Euro. As noted in previous quarters, sales to new customers, both in the Banking and Corporate Network Access segments, are generally for smaller quantities and, therefore, have higher margins than sales to our larger customers in the Banking segment.

Gross margins in the fourth quarter of 2004 were lower than full-year 2004, as the fourth quarter included shipments to our larger strategic banking customers that were part of large-volume purchase agreements and, as discussed in previous calls, have a lower selling price and gross margin.

Operating expenses for the fourth quarter of 2004 were $4.5 million, an increase of $992,000 or 28% from the fourth quarter of 2003. Operating expenses for the full-year 2004 were $15.2 million, an increase of $2.4 million or 19% from 2003. Changes in exchange rates for the fourth quarter and full year resulted in an increase in expense of approximately $286,000 and $1.1 million, respectively. Excluding currency, expenses in the fourth quarter 2004 increased $705,000 or 20% over the fourth quarter of 2003 and for the full-year 2004 increased $1.3 million or 10% over full year 2003. I will comment a little further on currency a bit later.

Excluding the impact of currency, the increase in expenses in the fourth quarter and full-year 2004 was primarily related to increases sales and marketing. As noted in previous conference calls, the Company increased its investment is sales and marketing programs to accelerate its revenue growth. Research and development expenses were also higher in 2004 than in 2003. General and administrative expenses in 2004 were lower than expenses incurred in the same periods of 2003.

The increases in sales and marketing expenses primarily reflected costs associated with staff focused on increasing our penetration in existing markets and agents that can help establish a presence in new markets. The increase also included additional spending on trade shows and expenditures directed at helping the reseller channel market our products.

The increase in research and development expense was primarily related to compensation.

It should be noted that while overall operating expenses increased, operating expense as a percentage of revenue declined reflecting the leverage of the Company's business model. Operating expenses as a percentage of revenue were 48.8% for the fourth quarter of 2004, an improvement of 8.4 percentage points from the fourth quarter of 2003. For the full year, operating expenses as a percentage of revenue were 50.7% for 2004, an improvement of 5.0 percentage points from 2003.

As discussed in prior conference calls, changes in currency exchange rates can have a significant impact on our results. Approximately 80% of our operating expenses are denominated in currencies other than the U.S. Dollar. Two primary foreign currencies, the Euro and the Australian Dollar, were both stronger in the fourth quarter and full-year 2004 than in the comparable periods of 2003. The Euro was approximately 9% stronger in the fourth quarter and 10% stronger for the full-year 2004 compared to 2003 rates. The Australian Dollar was approximately 7% stronger in the fourth quarter and 15% stronger for the full year 2004 compared to 2003 rates. Currency also had a negative impact on fourth quarter 2004 expenses compared to prior quarters of 2004. The Euro strengthened approximately 11% from the end of September 2004 through the end of December 2004.

Also, as noted in previous calls, we attempt to balance our currency exposure in operating expenses by denominating a portion of our sales in Euros and Australian Dollars. We estimate that our sales were approximately $303,000 higher in the fourth quarter and $1.1 million higher in the full year 2004 than in the same periods of 2003 as a result of revenues being denominated in a foreign currency.

Operating income for the fourth quarter of 2004 was $1,493,000, an increase of $1,127,000, or 308%, from the $366,000 reported in the fourth quarter of 2003. Operating income for the full year 2004 was $5,552,000, an increase of $4,429,000, or 394%, from the $1,123,000 reported for full year 2003.

Operating income as a percent of revenue, or operating margin, was approximately 16% for the quarter and 19% for the full-year 2004 and is 10 percentage points and 14 percentage points better, respectively, than the same periods in 2003. The improvement in operating margin is attributable to both the improvement in gross profit as a percentage of revenue and the reduction in operating expenses as a percentage of revenue, as previously noted in this call.

The improvement in operating margin, as Ken has mentioned previously, reflects the fact that our operating model is highly leverageable. We have been successful in growing revenue and gross margins without a commensurate increase in operating expenses. Under our model, the contribution margin from incremental revenues has resulted in significantly higher operating margins.

As we look forward, and as has been mentioned in our December 16, 2004 guidance call, we plan to invest a portion of our increased operating profit in discretionary programs that will increase our sales and marketing capability, and over time, are expected to generate incremental revenues from new geographic regions or increase our penetration in existing markets.

Other income and expense was an expense of $538,000 for the quarter and $539,000 for the full year 2004 and is $277,000 and $654,000 worse, respectively, than the same periods in 2003. The decline in other income and expense is primarily due to exchange losses that result from the combination of our increasing U.S. Dollar net asset position in our Belgian subsidiary and the continuing strengthening of the Euro versus the dollar.

To date, the Company has not hedged the income statement exposure to transactions gains or losses resulting from changes in currency rates, as there has been no net economic cost to the shareholders. The exchange losses recognized in 2004, and reported on the income statement, have been more than offset by corresponding gains in the cumulative translation adjustment account that is reported in the equity section of the balance sheet. In 2004, the cumulative translation adjustment account increased by $687,000, from a deficit of $347,000 at December 31, 2003 to a surplus of $340,000 at December 31, 2004.

The Company reported income tax expense of $471,000 and $1,880,000 for the quarter and year ended December 31, 2004, respectively. For 2003, income tax expense was a benefit of $92,000 for the fourth quarter and expense of $397,000 the full year. The effective tax rate for the quarter and full year 2004 was 48% and 37%, respectively. The effective tax rate increased from the prior quarter as the distribution of earnings from our subsidiaries varied from previous projections. Earnings were lower than previously estimated in countries where the Company has net operating loss carryforwards that can be used to offset taxable income.

Earnings before interest, taxes, depreciation, and amortization (EBITDA or operating cash flow if you will) from continuing operations was $1,186,000 for the fourth quarter of 2004, an improvement of $837,000 or 240% from the fourth quarter of 2003. EBITDA from continuing operations for the full year 2004 was $5,747,000, an improvement of $3,448,000 or 150% compared to full year 2003. The fourth quarter of 2004 reflected the eighth consecutive quarter of positive operating cash flow.

The makeup of our workforce as of December 31, 2004 was 93 people worldwide with 61 in sales, marketing and customer support, 20 in research and development and 12 in general and administrative.

I would now like to make a few comments on the balance sheet. While our cash balances decreased from the prior quarter as a result of making significant tax payments in Belgium, our balance sheet continued to strengthen. During the fourth quarter, our cash balance decreased $728,000, or 8%, to $8,220,000 while our working capital increased $1,370,000, or 16%, to $10,055,000.

During the quarter our Days Sales Outstanding in accounts receivable increased from 43 days at the end of the third quarter to 59 days at the end of the fourth quarter. The increase in DSO was directly related to the increase in revenues realized in the month of December 2004.

Finally, I would like to make a couple of comments on the acquisition of AOS-Hagenuk. The Company paid approximately $6.5 million for all of the shares of AOS's stock, with approximately $4.9 million being paid in cash and the remaining $1.6 being paid in the Company's common stock. The $1.6 million in common stock was represented by approximately 263,000 shares, which is less than one percent of the number of the Company's shares currently outstanding.

We funded the cash portion of the purchase price with cash generated from our operations. We did not need to use any portion of our credit lines. The Company continues to have no term debt and maintains a line of credit for up to 2 million Euros that is secured by its receivables. There were no borrowings against the line as of December 31, 2004 and there were no borrowings against the line as a result of the acquisition of AOS.

Going forward, we expect that our remaining cash balances, cash on the books of AOS that was included in the acquisition and the positive operating cash flow projected for the balance of 2005 will be more than sufficient to meet all of our operating needs in 2005.

Now, I would like to turn the meeting back to Ken

COMMENTS ON 1ST QUARTER AND FULL-YEAR 2005 - KEN HUNT
We would like to comment now on 1st quarter and Full-Year 2005. As of this date, we have firm orders with shipments scheduled for the 1st quarter of approximately $10.7 million, including $1.0 million for AOS-Hagenuk. Any new orders received before quarter's end and shipped during the quarter would be additive to this number. This backlog shows the growing strength of our order flow. The backlog is 106% higher than the backlog going in to Q1 2004 and 57% higher than the backlog we reported for the fourth quarter of 2004 just ended. In addition, the backlog is 78% higher than the $6.0 million in revenues reported for Q1 2004.

Today, we are updating our guidance that was originally presented during our conference call of December 16th. As in the past, we only comment on annual numbers, not quarterly numbers. With the acquisition of AOS-Hagenuk, we expect full year revenue growth of 55-65% for 2005 compared to 2004. Consistent with our previous announcement, we expect our gross margins as a percentage of revenue to be in a range of 60-65%. Finally, we expect that our operating income as a percentage of revenue to be in the range of 13-18%. Operating margins reflect the anticipated costs of integrating AOS and the expected cost related to the amortization of the purchase price. These numbers may change as the actual integration and amortization costs are more clearly defined.

Please note that the guidance we are giving today includes the organic growth of our business and the expected impact of the acquisition of AOS-Hagenuk. The guidance does not include any incremental revenue from the VeriSign agreement announced today and does not include any significant amount of revenues from the rollout of the EMV standard. We plan to update the guidance to reflect those items and any other changes in our business as such items become more clearly quantifiable.

In summary, we are very pleased with what we have accomplished in 2004 and the start of 2005. As in the past, we will not rest on our laurels and be satisfied with past performance as a measurement of our future achievements.
You can rely on VASCO's people to do their very best, always!

Q&A SESSION:

This concludes our presentations today and we will now open the call for questions. Operator